Exhibit 99.1

PRESS RELEASE

Contact:

Nicole Estrin

Manager of Corporate Communications & IR

408-215-4572

nestrin@nuvelo.com

NUVELO ANNOUNCES APPOINTMENT OF VICE PRESIDENT, CORPORATE AND

BUSINESS DEVELOPMENT AND EXPANSION OF SENIOR MANAGEMENT TEAM

—Simon Allen joins Nuvelo as vice president of corporate and business development—

—Gary Titus promoted to vice president of finance and chief accounting officer—

—Lee Bendekgey to replace Peter Garcia as CFO –

SUNNYVALE, Calif., July 23, 2004 /PRNewswire/ — Nuvelo, Inc. (Nasdaq: NUVO) today announced the strengthening of its senior management team appointing Simon Allen as vice president of business development, promoting Gary Titus to vice president of finance and chief accounting officer and appointing Lee Bendekgey as chief financial officer (CFO), upon the resignation of Peter Garcia, senior vice president and CFO.

Under the new structure Mr. Allen will join Nuvelo as a member of the senior management team and will be responsible for overseeing all licensing and corporate initiatives. Mr. Titus will also join the senior management team upon his promotion from senior director of finance to vice president of finance and chief accounting officer. Finally, Mr. Bendekgey will become CFO, in addition to his current role as senior vice president and general counsel, replacing Mr. Garcia who is stepping down as CFO in order to pursue opportunities outside of the Company.

“We are pleased to welcome Simon and Gary to the senior management team,” said Dr. Ted W. Love, president and chief executive officer of Nuvelo. “As Nuvelo moves closer to bringing a product to the market and as our research efforts continue to progress toward providing multiple clinical opportunities, we will be able to leverage Simon’s expertise in navigating through future business development deals. In addition, we have created a new position, chief accounting officer, to strengthen our finance and accounting functions. Gary has been a pivotal member of the finance team here at Nuvelo and we congratulate him on his expanding responsibilities. Finally, I want to thank Pete. He has been a valued member of the senior management team and has been vital to the substantial growth the Company has experienced over the past three years. We wish him well as he takes this next step in his career. Finally, we are fortunate to welcome Lee to his newest role at Nuvelo. Lee has over 20 years of experience and has served in both the CFO and general counsel roles at Incyte. We look forward to this next phase in Nuvelo’s development and are excited to welcome the new members of the team.”

675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/215-4001 www.nuvelo.com

Mr. Allen has a strong pharmaceutical foundation with experience in the areas of scientific research, product development, equities analysis, capital markets and most recently, business development. Prior to joining Nuvelo, he served as vice president of business development for SkyePharma, where he was responsible for licensing and corporate development. Mr. Allen held similar responsibilities as director of business development for AGY Therapeutics and manager of business development for Corixa Corporation. Additionally, he has held positions as a biotechnology and healthcare consultant and a pharmaceutical analyst at Lexington Partners and Burdett, Buckeridge & Young, respectively. Mr. Allen also has an extensive background in biotechnology research, beginning his career as a viral research biologist for Gilead Sciences and a genetic research biologist for Burns Philp. Mr. Allen graduated from the University of Sydney with a BS in biochemistry and genetics and earned his MBA from the Australian Graduate School of Management with a major in finance and portfolio management.

Mr. Titus joined Nuvelo in January 2003 as a senior director of finance, bringing 15 years of financial management experience to Nuvelo. Prior to Nuvelo, he served as a senior director of finance at emerging life science companies including Metabolex, Inc. and IntraBiotics Pharmaceuticals, Inc. In addition, he held a variety of financial management positions at Johnson & Johnson. Mr. Titus is a CPA and has a bachelor’s degree in finance from the University of Florida and a bachelor’s degree in accounting from the University of South Florida.

Mr. Bendekgey recently joined Nuvelo from Incyte Corporation where he held several executive positions, including executive vice president, general counsel, acting chief financial officer and acting general manager of information business. Mr. Bendekgey had an essential role at Incyte, managing acquisitions, PIPE offerings, patents, licensing, as well as leading Incyte’s government relations strategy, acting as a company spokesperson and leading efforts to reposition and restructure the company. Additionally, he held a variety of positions in the legal group at Silicon Graphics, Inc. and served as a partner at Graham & James (now Squire Sanders & Dempsey). Mr. Bendekgey graduated magna cum laude with a bachelor of arts degree from Kalamazoo College and received his juris doctorate from Stanford University.

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s lead product candidate, alfimeprase, recently completed two Phase 2 trials in acute peripheral arterial occlusion and catheter occlusion. Additional programs include cardiovascular product candidates ARC183 and rNAPc2 and drug discovery focused on antibody targets and secreted proteins.

Information about Nuvelo is available at our Web site at www.nuvelo.com or by phoning 408-215-4000.

Statements contained in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “should,” “may,” “estimate,”

675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/215-4001 www.nuvelo.com

“goals,” and “potential,” among others. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery, clinical development processes and the development and commercialization of our molecular diagnostics technology; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and regulatory approval; and uncertainties relating to our ability to obtain substantial additional funds required for progress in drug discovery and development. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s annual report on Form 10-K for the year ended December 31, 2003 and form 10-Q for the quarter ended March 31, 2004. We disclaim any intent or obligation to update these forward-looking statements.

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675 Almanor Avenue, Sunnyvale, CA 94085 tel: 408/215-4000 fax: 408/215-4001 www.nuvelo.com